SIGMABROADBAND CO.

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS IN LIEU OF MEETING

Pursuant to the Article of Corporation and the Laws, of the State of Georgia, the following action is taken and approved by the Board of Directors of SigmaBroadBand Co. by unanimous written consent as if a meeting had been properly called and held and all director's present at the meeting and voted in favor of such action:

WHEREAS, the Board has determined it is in the best interests of the Corporation to amend the Articles of Incorporation, to duly adopt by the board of directors of SigmaBroadBand Co., without shareholder action, in accordance with the provisions described in O.C.G.A. §§ 14-2-1002 and §§ 14-2-1007.

WHEREAS, the Board has determined it is in the best interests of the Corporation to amend the Articles of Incorporation, to increase the authorized shares to Ten Billion Shares (10,000,000,000), and to amend the par value of the common shares to $0.00001 and

WHEREAS, the Board has also determined it is in the best interests of the Corporation to create shares of Preferred A class of stock with a par value of .00001, with differing rights and powers and create shares of Preferred B class of stock with a par value of .00001, with differing rights and powers and create shares of Preferred C class of stock with a par value of .00001, with differing rights and powers, and to amend the Articles of the Corporation to reflect these changes; and

RESOLVED, that the Corporation be, and it hereby is, authorized to amend the Articles of Incorporation Section V. in accordance with Exhibit B1 attached hereto; and be it further

RESOLVED, that the Officers of the Corporation be, and they hereby are, authorized and permitted to execute and file any and all necessary documents to fulfill the requirements of these duly adopted resolutions.

EXECUTED, as of 14th. day of September, 2017 by a unanimous consent of the Board of Directors of SigmaBroadBand Co.

Signed: ______________________________
Jeffery Brown, President

SGRB-BOD Pref ParVal. Ver1.1